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                                                                   EXHIBIT 10.24








                            STOCK PURCHASE AGREEMENT


                     Dated as of May 8, 1998, by and among


                            Waste Connections, Inc.
                       Sunshine Sanitation, Incorporated
                                Robert E. Ewing
                                Sherry D. Ewing









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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of May 8, 1998, is entered into by and among Waste Connections, Inc., a Delaware corporation ("WCI"), Sunshine Sanitation, Incorporated, a South Dakota corporation (the "CORPORATION"), and Robert E. Ewing and Sherry D. Ewing (collectively, the "SHAREHOLDER").

         WHEREAS, the Corporation is engaged in the collection and transport of solid waste and recyclables in the Cities of Spearfish, Lead, Belle Fourche, Deadwood, Newell and Whitewood, South Dakota, and the unincorporated areas of Meade County, Lawrence County and Butte County, South Dakota, and Crook County, Wyoming and other related activities;

         WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of the Corporation (the "CORPORATION'S STOCK");

         WHEREAS, WCI wishes to acquire from the Shareholder all of the Corporation's Stock;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.       PURCHASE OF CORPORATION'S STOCK

         1.1     SHARES TO BE PURCHASED.  At the Closing (as defined in Section
2), the Shareholder shall sell and deliver to WCI all of the issued and outstanding shares of the Corporation's Stock, being the number of shares of the Corporation set forth on Schedule 3.2 opposite the Shareholder's name. At the Closing, WCI shall purchase the Corporation's Stock and in exchange therefor shall deliver to the Shareholder at the Closing or thereafter as provided by this Agreement the purchase price described in Section 1.2 (the "PURCHASE PRICE").

         1.2 PURCHASE PRICE. The Purchase Price is composed of the following:

                 (a)      One million twenty-nine thousand dollars ($1,029,000)
         (i) minus the Closing Date Debt (as defined in Section 3.22(a)), and
         (ii) plus or minus, as the case may be, the amount by which the Closing Date Current Assets (as defined in Section 3.22(b)) are greater or less than the Closing Date Current Liabilities (as defined in Section 3.22(b)). The $1,029,000 minus the Closing Date Debt shall be payable to the Shareholder at Closing in cash by wire transfer or check payable in clearinghouse funds. Within 120 days after the Closing Date, WCI shall perform all necessary calculations, adjustments and other acts necessary to convert the Corporation from a cash to accrual basis of financial reporting, and then, based on such accrual method, WCI shall determine the actual Closing Date Debt. If the difference between the actual amount and the





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         estimated amount provided at the Closing Date of Closing Date Debt results in an increase in the amount that should have been paid at the Closing over the amount that was so paid, WCI shall promptly pay such amount to the Shareholder; if the result is a decrease in the amount that should have been paid at the Closing from the amount that was so paid, the Shareholder shall promptly pay such amount to WCI. In addition, within 120 days after the Closing Date, WCI shall determine the actual Closing Date Current Assets and Closing Date Current Liabilities. If the Closing Date Current Assets are greater than the Closing Date Current Liabilities, WCI shall promptly pay the difference between the two amounts to the Shareholder; if the Closing Date Current Liabilities are greater than the Closing Date Current Assets, the Shareholder shall promptly the difference between the two amounts to WCI;

                 (b) At the Closing, WCI shall deliver to the Shareholder a Promissory Note (the "NOTE") in the aggregate principal amount of two hundred thousand dollars ($200,000), which Note shall be payable in five equal annual installments of forty thousand dollars ($40,000) each. These annual installments shall be paid on the first, second, third, fourth and fifth anniversaries of the Closing Date. The Note shall be non-interest bearing and shall be secured by a lien on all of the assets of the Corporation; and

                 (c) If the Shareholder owes the Corporation money ("SHAREHOLDER DEBT") and the Corporation owes the Shareholder money ("CORPORATION DEBT"), the amount by which the Shareholder Debt exceeds the Corporation Debt will be deducted from the Purchase Price payable to that Shareholder or the amount by which the Corporation Debt exceeds the Shareholder Debt will be added to the Purchase Price payable to that Shareholder and the remaining Corporation's Debt and Shareholder Debt shall be cancelled.

         1.3 ALLOCATION OF THE PURCHASE PRICE. Ten thousand dollars ($10,000) of the Purchase Price shall be allocated to the covenant not to compete as described in Section 8.1(a) hereof, and the balance of the Purchase Price shall be allocated to the Corporation's Stock.

         1.4     EXCLUDED ASSETS.  The Assets of the Corporation listed on
Schedule 1.4 (the "EXCLUDED ASSETS") shall be distributed to the Shareholder prior to the Closing, and WCI shall acquire no interest in or claim to any of the Excluded Assets.

2.       CLOSING TIME AND PLACE

         Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "CLOSING") shall take place concurrent with the execution of this Agreement or on such date as WCI and the Shareholder's Representative shall agree (the "CLOSING DATE"). The Closing shall take place at the Law Offices of Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, Suite 1800, San Francisco, California 94111, or through an exchange of consideration and signed documents using overnight courier service. At the Closing, WCI, the Corporation and the Shareholder shall deliver to each other the documents, instruments and





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other items described in Section 5 of this Agreement.

3.       REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SHAREHOLDER

         The Corporation and the Shareholder, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the Closing Date, and (ii) agree that such representations and warranties shall survive the Closing.

         3.1 ORGANIZATION, STANDING AND QUALIFICATION. The Corporation is duly organized, validly existing and in good standing under the laws of the State of South Dakota. The Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. The Corporation is registered as a foreign corporation in the State of Wyoming. Registration in any other jurisdiction is either immaterial or not required.

         3.2 CAPITALIZATION. Schedule 3.2 sets forth, as of the Closing Date, the authorized and outstanding capital of the Corporation, the names, address and social security numbers of the record and beneficial owner thereof, the number of shares so owned and wire transfer instructions for the Shareholder relating to the bank account to which the Purchase Price should be sent. On the Closing Date, all of the issued and outstanding shares of the capital stock of the Corporation are owned of record and beneficially by the Shareholder, as set forth in Schedule 3.2, and are free and clear of all liens, security interests, encumbrances and claims of every kind except as set forth in Schedule 3.2. Each share of the capital stock of the Corporation is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest or which obligates the Shareholder to transfer the Corporation's Stock to any person.

         3.3 ALL STOCK BEING ACQUIRED. The Corporation's Stock being acquired by WCI hereunder constitutes all of the outstanding capital stock of the Corporation.

         3.4 AUTHORITY FOR AGREEMENT. The Corporation and the Shareholder have full right, power and authority to enter into this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby by the Corporation have been duly authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by the Corporation and the Shareholder and, subject to the due authorization, execution and delivery by WCI, constitutes the legal, valid and binding obligation of the Corporation and the Shareholder enforceable against each of them in accordance with its terms.

         3.5 NO BREACH OR DEFAULT. Except as disclosed on Schedule 3.5, the execution and delivery by the Corporation and the Shareholder of this Agreement, and the consummation by the





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Shareholder of the transactions contemplated hereby, will not:

                 (a) result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation or the Shareholder is a party, or by which the Corporation or the Shareholder, or any of its or his assets, is or may be bound or affected; or

                 (b) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

                 (c) violate the Articles of Incorporation or Bylaws of the Corporation.

         3.6 SUBSIDIARIES. Schedule 3.6 lists as of the Closing Date any and all subsidiaries of the Corporation and any securities of any other corporation or any securities or other interest in any other business entity owned by the Corporation or any of its subsidiaries.

         3.7 FINANCIAL STATEMENTS. The Corporation has delivered to WCI, as Schedule 3.7, copies of financial statements ("FINANCIAL STATEMENTS") for its three most recent fiscal years, compiled by Dean Heintz, C.P.A. and unaudited interim financial statements for the Corporation for the period ended April 30, 1998 (the "BALANCE SHEET DATE"). The Financial Statements are true and correct and fairly present (i) the financial position of the Corporation as of the respective dates of the balance sheets included in said statements, and
(ii) the results of operations for the respective periods indicated. The Financial Statements have been prepared consistently with prior periods.
Except to the extent reflected or reserved against in the Corporation's balance sheet as of the Balance Sheet Date, or as disclosed on Schedule 3.7 or Schedule 3.8, the Corporation had as of the Balance Sheet Date, and has as of the Closing Date, no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due.

         3.8 LIABILITIES. Parts I, II, III and IV of Schedule 3.8, are accurate lists and descriptions of all liabilities of the Corporation required to be described below in the format set forth below.

                 (a) Part I of Schedule 3.8 lists, as of the Closing Date, other than with respect to trade payables and as of the end of the month prior to the Closing Date with respect to trade payables, all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description (excluding all real and personal property leasehold interests included in Part IV of Schedule 3.8), whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable. From the date as of which information is provided with





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respect to trade payables, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

                 (b) Part II of Schedule 3.8 lists, as of the Closing Date, all claims, suits and proceedings which are pending against the Corporation, all contingent liabilities, and, to the knowledge of the Corporation and the Shareholder, all contingent liabilities and all claims, suits and proceedings threatened or anticipated against the Corporation. Part II of Schedule 3.8 includes a summary description of each such liability, including, without limitation, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a brief description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, and (E) the amount claimed and other relief sought, together with copies of all material documents, reports and other records relating thereto to the extent that they are in the Corporation's or the Shareholder's possession or control.

                 (c) Part III of Schedule 3.8 list, as of the Closing Date and to the extent not otherwise included in Part I of Schedule 3.8, all liens, claims and encumbrances secured by or otherwise affecting any asset of the Corporation (including any Corporate Property, as hereafter defined), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation secured, and the party holding such lien, claim or encumbrance.

                 (d) Part IV of Schedule 3.8 lists, as of the Closing Date and to the extent not otherwise included in Part I or Part III of Schedule 3.8, all real and personal property leasehold interests to which the Corporation is a party as lessor or lessee or, to the knowledge of the Corporation or the Shareholder, affecting or relating to any Corporate Property, and includes a description of the nature and principal terms of such leasehold interest, including, without limitation, the identity of the other party thereto, the term of such leasehold interest (including renewal options), the base rent and any additional rent owing thereunder (including any adjustments thereto), security deposits, rights of first offer or first refusal, purchase options, and restrictions on transfer.

                 Except as described on the applicable part of Schedule 3.8, neither the Corporation nor the Shareholder has made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on Schedule 3.8 except, in the case of liabilities and obligations listed on Parts I, III and IV of Schedule 3.8, periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities or made in the ordinary course of business. Between the Balance Sheet Date and the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

         3.9 CONDUCT OF BUSINESS. Except as set forth on Schedule 3.21, since the Balance Sheet Date:





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                 (a)      The business of the Corporation has been conducted
         only in the ordinary course; and

                 (b) There has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse.

         3.10    PERMITS AND LICENSES.

                 (a) Schedule 3.10(a) is a full and complete list, and includes copies, of all material permits, licenses, franchises, and service agreements pursuant to which the Corporation is authorized to collect and haul industrial, commercial and residential solid waste (the "COLLECTION FRANCHISES"), and of all other material permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of the Corporation (collectively the "GOVERNMENTAL PERMITS") owned by, issued to, held by or otherwise benefitting the Corporation or the Shareholder as of the Closing Date. The status of the Governmental Permits related to the disposal areas owned or used by the Corporation, including, without limitation, any conditions thereto and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a). Schedule 3.10(a) also sets forth the name of any governmental agency or other third party from whom the Shareholder, the Corporation or WCI must obtain consent (the "REQUIRED GOVERNMENTAL CONSENTS") in order to effect a direct or indirect transfer of the Collection Franchises or other Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. All such consents have been obtained. Except as set forth on Schedule 3.10(a), all of the Collection Franchises and other Governmental Permits enumerated and listed on Schedule 3.10(a) are adequate for the operation of the business of the Corporation and of each Corporate Property as presently operated and are valid and in full force and effect. All of said Collection Franchises and other Governmental Permits and agreements have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the actual knowledge of the Corporation or the Shareholder, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor the Shareholder has any actual knowledge of any reason why all such Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.

                 (b) Schedule 3.10(b) includes: (i) all records, notifications, reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "RECORDS, NOTIFICATIONS AND REPORTS") that (A) are material to the operation of the business of the Corporation, or (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or





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hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies during the past 24 months by the Corporation or the Shareholder or their agents with respect to the business of the Corporation, and (ii) all material notifications from such governmental agencies to the Corporation, the Shareholder or their agents in response to or relating to any of such Records, Notifications and Reports.

                 (c) Schedule 3.10(c) lists, as of the Closing Date, each facility owned, leased, operated or otherwise used by the Corporation, the ownership, lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by WCI pursuant to this Agreement or the Real Estate Agreement (each, a "FACILITY" and collectively, the "FACILITIES"). Except as otherwise disclosed on Schedule 3.10(c):

                          (i) Each Facility is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and no Facility or the current use thereof constitutes a non-conforming use or is otherwise subject to any restrictions regarding the operation, renovation or reconstruction thereof.

                          (ii) All activities and operations at each Facility are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

                          (iii) Each Facility is located on real property owned or leased by the Corporation (each a "FACILITY PROPERTY") and each Facility Property owned by the Corporation is legally described on the preliminary title reports, surveys or site plans attached to
         Schedule 3.10(c) (the "FACILITY SURVEYS/SITE PLANS"), which accurately depict the respective Facility Property.

                          (iv) There are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility owned by the Corporation or owned by the Shareholder or an Affiliate (as hereinafter defined) of the Shareholder and leased to the Corporation, and to the knowledge of the Corporation and the Shareholder there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility.

         3.11 CERTAIN RECEIVABLES. Schedule 3.11 is an accurate list as of the Closing Date of the accounts and notes receivable of the Corporation from and advances to employees, former employees, officers, directors, the Shareholder and Affiliates of the foregoing which have not





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been repaid.  For purposes of this Agreement, the term "AFFILIATE" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls or has an ownership interest in, or is controlled or owned in whole or in part by, or is under common control or ownership in whole or in part with such person, and in the case of the Corporation includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

         3.12    FIXED ASSETS AND REAL PROPERTY.

                 (a) Schedule 3.12(a) lists, as of the Closing Date, substantially all the fixed assets (other than real estate) of the Corporation, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory. Except as described on Schedule 3.12(a), all of the Corporation's containers, vehicles, machinery and equipment necessary for the operation of its business are in operable condition, and all of the motor vehicles and other rolling stock of the Corporation are in material compliance with all applicable laws, rules and regulations. All such containers, vehicles, machinery and equipment are substantially free of known defects that would cause them to fail, except as noted on Schedule 3.12(a).
All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither the Corporation nor, to the knowledge of the Corporation or the Shareholder, any other party to such leases is in breach of any of the material provisions thereof.

                 (b) Each parcel of real property leased, owned or being purchased by the Corporation as of the Closing Date (the "CORPORATE PROPERTY"), including the street address and, in the case of Corporate Property owned or being purchased, the legal description thereof, is listed on Schedule 3.12(b) -
Part I, and attached to said Schedule 3.12(b) - Part I are copies of all leases, deeds, outstanding mortgages, other encumbrances and any existing title insurance policies or lawyer's title opinions relating to each Corporate Property, as well as a current commitment for title insurance issued by a title insurance company satisfactory to WCI with respect to each Corporate Property owned or being purchased by the Corporation, together with copies of all of the title exceptions referred to in each such commitment. All leases listed on
Schedule 3.12(b) - Part I are in full force and effect and binding on the parties thereto; neither the Corporation nor, to the knowledge of the Corporation and the Shareholder, any other party to any such lease is in breach of any of the material provisions thereof; the landlord's interest in any such lease has not been assigned to any third party nor has any such interest been mortgaged, pledged or hypothecated; and the Corporation has not assigned any such lease or sublet all or any part of the Corporate Property which is the subject of any such lease. Except as described on Schedule 3.12(b) - Part II, to the actual knowledge of the Corporation and the Shareholder, there are no material physical or mechanical defects in any Facility located on any Corporate Property and each such Facility is in good condition and repair.

                 (c) The Corporation has good, valid and marketable title to all properties and assets, real, personal, and mixed, tangible and intangible, actually used or necessary for the





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conduct of its business, free of any encumbrance or charge of any kind except:
(i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially reduce the value or impair the use of the property subject thereto, do not materially impair the value of the Corporation, and have arisen only in the ordinary course of business and consistent with past practice; and (iii) the liens identified on Part III of Schedule 3.8 (collectively, the "PERMITTED LIENS"). Except as described on Schedule 3.12(b) - Part I, there are no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Corporate Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

         3.13    ACQUISITION/DISPOSAL OF ASSETS.  Except as indicated on
Schedule 3.13, since the Balance Sheet Date, the Corporation has not acquired or sold or otherwise disposed of any properties or assets which, singly or in the aggregate, have a value in excess of $10,000, or which are material to the operation of the Corporation's business as presently conducted, without the prior written consent of WCI.

         3.14    CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS.

                 (a) Schedule 3.14(a) lists, as of the Closing Date, and includes copies of, all material contracts and agreements (other than leases and documents included with Schedule 3.12(b)) to which the Corporation is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements). Except as disclosed on Schedule 3.14(a), all such contracts and agreements included in Schedule 3.14(a) are in full force and effect and binding upon the parties thereto. Except as described or cross referenced on
Schedule 3.14(a), neither the Corporation nor, to the Corporation's or the Shareholder's knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified the Corporation or the Shareholder of a default thereunder, or exercised any options thereunder.

                 (b) Except as set forth on Schedule 3.14(b), there is no outstanding judgment, order, writ, injunction or decree against the Corporation, the result of which could materially adversely affect the Corporation or its business or any of the Corporate Properties, nor has the Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

         3.15 INSURANCE. Schedule 3.15 is a complete list and includes copies, as of the Closing Date, of all insurance policies in effect on the Closing Date or, with respect to "occurrence" policies that were in effect, carried by the Corporation in respect of the Corporate Properties or any other property used by the Corporation specifying, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor.





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The Corporation currently carries insurance in the type and amount ordinarily carried by owners or corporations in similar circumstances, in respect to the Corporation' properties, assets and business. During the last five years, there has been no lapse in any material insurance coverage of the Corporation. For each insurer providing coverage for any of the contingent or other liabilities listed on Schedule 3.8, except to the extent otherwise set forth in
Part II of Schedule 3.8, each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by the Corporation and the insurer has assumed defense of each suit or legal proceeding. All such proceedings are fully covered by insurance, subject to normal deductibles.

         3.16 PERSONNEL. Schedule 3.16 is a complete list, as of the Closing Date, of all officers, directors and employees (by type or classification) of the Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees.
Schedule 3.16 also lists the driver's license number for each driver of the Corporation's motor vehicles.

         3.17    BENEFIT PLANS AND UNION CONTRACTS.

                 (a) Schedule 3.17(a) is a complete list as of the Closing Date, and includes complete copies (or, in the case of oral arrangements, descriptions), of all employee benefit plans and agreements (written or oral) currently maintained or contributed to by the Corporation, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Closing Date.
Except for the employee benefit plans described on Schedule 3.17(a), the Corporation has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.17(a), all employee benefit plans listed on Schedule 3.17(a) are fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under
Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.17(a). Except as disclosed on
Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
Schedule 3.17(a). All employee benefit plans listed on such Schedule have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. The Corporation has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor has the Corporation, nor party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability. The Corporation has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would the Corporation or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Closing Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

                 (b) Schedule 3.17(b) is a complete list, as of the Closing Date, and includes complete copies of all union contracts and agreements between the Corporation and any collective bargaining group. The Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Corporation's or the Shareholder's knowledge, threatened, against the Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against the Corporation; no union organizational activity exists respecting employees of the Corporation not currently subject to a collective bargaining agreement; the union contracts or other agreements delivered as part of Schedule 3.17(b) constitute all agreements with the unions or other collective bargaining groups, and there are no other arrangements or established practices relating to the employees covered by any collective bargaining agreement; and Schedule 3.17(b) contains as of the date it is delivered a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Corporation. The Corporation has not experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

                 (c) No payment made to any employee, officer, director or independent contractor of the Corporation (the "RECIPIENT") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Corporation because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will the Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

         3.18    TAXES.

                 (a) The Corporation has timely filed all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the Closing Date. All such returns are accurate and complete. Except as set forth on Schedule 3.18, there are no open years (other than those within the statute of limitations), examinations in progress, extensions of any statute of limitations or claims against the Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the

Closing Date and no notice of any claim for taxes has been received.  Copies of
(i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal income, and state franchise, income and sales tax returns of the Corporation for its last three fiscal years are attached as part of Schedule
3.18. Copies of all other federal, state, local and other tax and information returns for all prior years of the Corporation's existence have been made available to WCI and are among the records of the Corporation which will accrue to WCI at the Closing. The Corporation has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

                 (b) Except as set forth on Schedule 3.18 (which schedule also includes the amount due with respect to the Corporation) the Corporation has duly paid all taxes and other related charges required to be paid prior to the Closing Date.

                 (c) The Corporation has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by the Corporation for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

         3.19    COPIES COMPLETE; REQUIRED CONSENTS.  Except as disclosed on
Schedule 3.19, the certified copies of the Articles of Incorporation and Bylaws of the Corporation, both as amended to the Closing Date, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to WCI in connection with the transactions contemplated hereby are complete and accurate as of the Closing Date and are true and correct copies of the originals thereof. Except as specifically disclosed on Schedule 3.19, the rights and benefits of the Corporation will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except the Required Governmental Consents, such consents and approvals as are listed on Schedule 3.19; all of which will have been given or obtained prior to the Closing.

         3.20    CUSTOMERS, BILLINGS, CURRENT RECEIPTS AND RECEIVABLES.
Schedule 3.20 is a current, accurate and complete list of, and includes:

                 (a) the customers the Corporation serves on an ongoing basis, including name, location and current billing rate, as of the Closing Date;

                 (b) an accurate and complete aging of all accounts and notes receivable from customers as of the last day of the month preceding the month in which such Schedule is delivered, showing amounts due in 30-day aging categories; and

                 (c) the average monthly revenues of the Corporation derived from billings to its customers for each of the twelve months preceding the Closing Date. Except as set forth on Schedule 3.20, the Corporation and the Shareholder have no knowledge of any reason why the Corporation's average monthly revenues derived from billings to its customers after the Closing Date should not continue at approximately the same rate as before the Closing Date.

         3.21 NO CHANGE WITH RESPECT TO THE CORPORATION. Except as set forth on Schedule 3.21, since the Balance Sheet Date, the business of the corporation has been conducted only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse. Specifically, and without limiting the generality of the foregoing, except as set forth on Schedule 3.21, with respect to the Corporation, since the Balance Sheet Date, there has not been:

                 (a) any material change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations or business of the Corporation, taken as a whole;

                 (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

                 (c) any change in or agreement to change (i) its shareholders, (ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;

                 (d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

                 (e) any material increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

                 (f) any labor dispute or any other event or condition of any character with respect to the Corporation's employees, materially adversely affecting its business or future prospects;

                 (g) any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including, without limitation, the Shareholder and his Affiliates, other than in the ordinary course of business;

                 (h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of the Shareholder or any of his Affiliates;

                 (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                 (j) any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its business;

                 (k)      any waiver of any of its material rights or claims;

                 (l) any new or any amendment or termination of any existing material contract, agreement, license, permit or other right to which it is a party;

                 (m) any other material transaction outside the ordinary course of its business.

         3.22 CLOSING DATE DEBT; CLOSING DATE CURRENT ASSETS AND CLOSING DATE CURRENT LIABILITIES.

                 (a) Schedule 3.22(a) is an estimate based on the Corporation's balance sheet for the period ending on the Balance Sheet Date of
(i) the amount of the aggregate debt (excluding trade payables) of the Corporation outstanding on the Closing Date required to be repaid by WCI at or immediately after the Closing Date and all prepayment penalties incurred or to be incurred by WCI or the Corporation in connection with the repayment of any such debt, (ii) the amount of the aggregate debt (excluding trade payables) of the Corporation outstanding on the Closing Date which will remain outstanding obligations of the Corporation after the Closing Date, and all prepayment penalties applicable to such debt if repaid prior to maturity, including in each case all interest accrued through and including the Closing Date, (iii) the aggregate amount of the present value, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to the Corporation by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations of the Corporation that are not capitalized lease obligations and (iv) the aggregate amount of the present value of all capitalized lease obligations (determined in accordance with generally accepted accounting principles) of the Corporation (the "CLOSING DATE DEBT"). Schedule 3.22(a) includes wire transfer instructions for creditors whose Closing Date Debt WCI has designated for payment, and attached to Schedule 3.22(a) are pay-off letters or instructions from such creditors in the form provided by WCI's bank.

                 (b) Schedule 3.22(b) is an estimate based on the Corporation's balance sheet for the period ending on the Closing Date of the amount of the aggregate current liabilities

(including any reserve for unpaid taxes and excluding the current portion of long-term debt to the extent such current portion is included in Closing Date
Debt) and trade payables of the Corporation (including billed trade payables and trade payables incurred but not yet billed) as of the Closing Date (the "CLOSING DATE CURRENT LIABILITIES") and the amount of the aggregate cash and other current assets of the Corporation as of the Closing Date, including prepaid expenses the benefit of which survives the Closing Date and the billed and unbilled accounts receivable of the Corporation earned prior to the Closing Date, and collectible on or after the Closing Date (the "CLOSING DATE CURRENT ASSETS"). The Corporation and the Shareholder expressly acknowledge that in arriving at the Closing Date Current Assets, accounts receivable owed to the Corporation that are outstanding sixty (60) days or less prior to the Closing Date are valued at one hundred percent (100%) of their amount, accounts receivable outstanding sixty-one (61) to ninety (90) days prior to the Closing Date are valued at forty percent (40%) of their amount, and that any amounts outstanding more than ninety (90) days prior to the Closing Date are valued at zero.

         3.23    BANK ACCOUNTS.

                 (a) Schedule 3.23(a) is a complete and accurate list, as of the Closing Date, of:

                          (i)     the name of each bank in which the
         Corporation has accounts or safe deposit boxes;

                          (ii) the name(s) in which the accounts or boxes are held;

                          (iii)   the type of account; and

                          (iv) the name of each person authorized to draw thereon or have access thereto.

                 (b) Schedule 3.23(b) is a complete and accurate list, as of the Closing Date, of:

                          (i) each credit card or other charge account issued to the Corporation; and

                          (ii) the name of each person to whom such credit cards or other charge accounts have been issued.

         3.24 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 3.24, the Corporation, has complied with, and the Corporation is presently in compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively "LAWS"), including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety or protection of the environment (collectively, "ENVIRONMENTAL LAWS"). Except as disclosed on Schedule 3.24, there has been no assertion by any party that the Corporation is in violation of any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on Schedule 3.24:

                 (a) Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 USC Section 6901 et seq. ("RCRA"), the Corporation has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined in Section 3.24(e) below) nor has it accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

                 (b) During the Corporation's ownership or leasing of the Corporate Property owned or leased by it and, to the knowledge of the Corporation and the Shareholder, prior to the Corporation's ownership or leasing of such Corporate Property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any Corporate Property.

                 (c) During the Corporation's ownership or leasing of the Corporate Property owned or leased by it and, to the knowledge of the Corporation and the Shareholder, prior to the Corporation's ownership or leasing of such Corporate Property, no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any real property now or previously owned or leased by the Corporation. There are no pending and, to the Corporation's and Shareholder's knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Corporate Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

                 (d) Except as allowed under Environmental Laws, the Corporation has not knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material, to any site, location or facility.

                 (e) As used in this Agreement, "HAZARDOUS MATERIAL" means the substances (i) defined as "HAZARDOUS WASTE" in 40 CFR 261, and substances defined in any comparable South Dakota statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance disposed of in a manner not in compliance with Environmental Laws.

         3.25 POWERS OF ATTORNEY. The Corporation has not granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit the Corporation in any manner.

         3.26 UNDERGROUND STORAGE TANKS. Except as set forth on Schedule 3.26, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 3.26, the Corporation has never owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank ("UST") identified on
Schedule 3.26, the Corporation has provided to WCI, on Schedule 3.26:

                 (a) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Corporation currently owns or leases the property on which the UST is located (and if the Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

                 (b) the date of installation and specific use or uses of the UST;

                 (c) copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST;

                 (d) a copy of each notice to or from a governmental body or agency relating to the UST;

                 (e) other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

                 (f) to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the Corporation's, or the Shareholder's knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

         Except to the extent set forth on Schedule 3.26, the Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on Schedule 3.26.

         3.27 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Schedule 3.27 lists all patents, tradenames, fictitious business names, trademarks, service marks, and copyrights owned by the

Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by the Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. Neither the Corporation nor the Shareholder knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims. WCI gives its consent to the Shareholder to form a corporation by the name of Sunshine, Inc.

         3.28 ASSETS, ETC., NECESSARY TO BUSINESS. The Corporation owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and, except as disclosed on Schedules 3.5, 3.10(a), 3.10(c), 3.14(a) and 3.19, is a party to all Collection Franchises and Governmental Permits and other agreements necessary to permit it to carry on its business as presently conducted. All of said Collection Franchises and Governmental Permits and agreements have been duly obtained and, except as disclosed on Schedules 3.5, 3.8-Part II, 3.10(a), 3.10(c) 3.14(a) and 3.19, are in full force and effect and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor the Shareholder has any knowledge of any reason why all such Collection Franchises and Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.

         3.29 CONDEMNATION. No Corporate Property owned or leased by the Corporation is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporation and the Shareholder, no such proceedings are threatened.

         3.30 SUPPLIERS AND CUSTOMERS. The relations between the Corporation and its customers are good. Neither the Corporation nor the Shareholder has knowledge of any fact (other than general economic and industry conditions) which indicates that any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to the Corporation intends to cease providing such items to the Corporation, nor does the Corporation or the Shareholder have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of the Corporation intends to terminate, limit or reduce its business relations with the Corporation.

         3.31 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Corporation nor the Shareholder has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Corporation in connection with any actual or proposed transaction which (a) might subject the Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the

Corporation, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Corporation or which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

         3.32 RELATED PARTY TRANSACTIONS. Neither the Shareholder nor any of his Affiliates has entered into any transaction with or is a party to any agreement, lease or other instrument, or as of the date of this Agreement is indebted to or is owed money by, the Corporation not disclosed on the Financial Statements delivered to WCI prior to the date of this Agreement. Except as disclosed in the Financial Statements, neither the Shareholder or his Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Corporation.

         3.33 DISCLOSURE SCHEDULES. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

         3.34 NO MISLEADING STATEMENTS. The representations and warranties of the Corporation and the Shareholder contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to WCI and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

         3.35 ACCURATE AND COMPLETE RECORDS. The corporate minute books, stock ledgers, books, ledgers, financial records and other records of the
Corporation:

                 (a) have been made available to WCI and its agents at the Corporation's offices or at the offices of WCI's attorneys or the Corporation's attorneys;

                 (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

                 (c) are accurate and complete, reflect all material corporate transactions required to be authorized by the Boards of Directors and/or shareholders of the Corporation and do not contain or reflect any material discrepancies.

         3.36 KNOWLEDGE. Wherever reference is made in this Agreement to the "KNOWLEDGE" of the Shareholder, such term means the actual knowledge of the Shareholder or any knowledge which should have been obtained by the Shareholder upon reasonable inquiry by a reasonable business person. Wherever reference is made in this Agreement to the "knowledge" of the Corporation, such term means the actual knowledge of any management employee, officer or director of the Corporation or any knowledge which should have been obtained by any such person upon reasonable inquiry by a reasonable business person.

         3.37 BROKERS; FINDERS. No person has acted directly or indirectly as a broker, finder or financial advisor for the Corporation or the Shareholder in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Corporation or the Shareholder.

         3.38 S CORPORATION. The Corporation has elected to be taxed as an S Corporation under the Internal Revenue Code of 1986, as amended, for all the years listed on Schedule 3.39.

4.       REPRESENTATIONS AND WARRANTIES OF WCI

         WCI represents and warrants to the Shareholder that each of the following representations and warranties is true as of the date of this Agreement and will be true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

         4.1 EXISTENCE AND GOOD STANDING. WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WCI has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. WCI is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition.

         4.2 NO CONTRACTUAL RESTRICTIONS. No provisions exist in any article, document or instrument to which WCI is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement.

         4.3 AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by WCI and, subject to the due authorization, execution and delivery by the Corporation and the Shareholder, constitutes a legal, valid and binding obligation of WCI. WCI has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to WCI;
(b) conflict with any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of WCI; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which WCI is a party or by which it is bound.

         4.4 NO MISLEADING STATEMENTS. The representations and warranties of WCI contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholder pursuant hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

         4.5 BROKERS; FINDERS. No person has acted directly or indirectly as a broker, finder or financial advisor for WCI in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCI.

         4.6 DISCLOSURE SCHEDULES. Any matter disclosed by WCI on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

         5.      CLOSING DELIVERIES

         At the Closing, the respective parties shall make the deliveries indicated:

         5.1     WCI DELIVERIES.

                 (a) WCI shall deliver the cash portion of the Purchase Price required to be delivered on the Closing Date pursuant to Section 1.2(a).

                 (b) WCI shall execute and deliver a Consulting Agreement with Robert E. Ewing substantially in the form of the draft included in Exhibit 5.1(d).

         5.2     SHAREHOLDER DELIVERIES.

                 (a) The Shareholder shall deliver to WCI the certificates representing the outstanding Corporation's Stock free and clear of all liens, security interests, claims and encumbrances, accompanied by a stock power duly executed in blank.

                 (b) The Shareholder shall deliver to WCI an opinion of counsel for the Shareholder, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.2(c).

                 (c) The Shareholder shall deliver evidence reasonably satisfactory to WCI that all required third-party consents to the transactions contemplated hereby, including without limitation all Required Governmental Consents and all required consents of the landlords under all real estate leases to which the Corporation is a party, were obtained and the Shareholder shall deliver an estoppel certificate from the landlords under all real estate leases to which the Corporation is a party confirming the terms thereof and the rental amount owing thereunder, certifying that such lease is in full force and effect, that the Corporation is not in default under any of the terms or conditions thereof, that there have been no amendments or modifications to any such lease (or specifying the same), and otherwise containing such statements and certifications as the Corporation may require.

                 (d) The Corporation shall deliver to WCI evidence satisfactory to WCI showing that all written employment contracts and all oral employment contracts other than those that are terminable "at will" without payment of severance (other than normal severance benefits approved by WCI) or other benefits with non-union employees of the Corporation (including, without limitation, stock options or other rights to obtain equity in the Corporation) have been terminated, effective on or before the Closing Date.

                 (e) The Shareholder shall execute and deliver the Consulting Agreement in the form of Exhibit 5.1(d).

                 (f) The Shareholder shall cause each officer and director of the Corporation to deliver to WCI a resignation as an officer and/or director of the Corporation together with a general release releasing the Corporation from all obligations under any indemnification agreements, the charter documents of the Corporation, or otherwise, arising out of or relating to this Agreement or the consummation of the transactions contemplated thereby, other than obligations arising after the Closing Date under this Agreement, except to the extent there exists insurance coverage.

6.       ADDITIONAL COVENANTS OF WCI, THE CORPORATION AND THE SHAREHOLDER

         6.1 RELEASE OF GUARANTIES. WCI shall use reasonable efforts to obtain the termination and release promptly after the Closing Date of the personal guaranties of the Shareholder listed on Schedule 6.1 (including application and notice to the Secretary of State of South Dakota for change of registered agent and address), all of which relate to indebtedness of the Corporation included in the Financial Statements as of the Balance Sheet Date or WCI shall indemnify the Shareholder and hold him harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Corporation as of the Closing Date which is personally guaranteed by the Shareholder pursuant to such guaranties. The Shareholder may notify the obligees under such guaranties that he has terminated his obligations under such guaranties. The Shareholder shall cooperate with WCI in obtaining such releases.

         6.2 RELEASE OF SECURITY INTERESTS. On or after the Closing Date, the Shareholder and his respective Affiliates shall cause those security interests in the assets of the Corporation that have been created in favor of financial institutions or other lenders to secure indebtedness (other than indebtedness of the Corporation) of the Shareholder or his respective Affiliates to be released in a manner reasonably satisfactory to WCI, and shall cause all guaranties by the Corporation relating to the indebtedness of the Shareholder to be released to the reasonable satisfaction of WCI.

         6.3 CONFIDENTIALITY. Neither the Corporation nor the Shareholder shall disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of WCI, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify WCI at least 24 hours before such disclosure or announcement is expected to be made. WCI shall not disclose or make any public announcement of the transactions contemplated by this Agreement without the prior written consent of the Shareholder, unless in connection with the initial public offering of WCI's Common Stock or otherwise required to make such disclosure or announcement by law, in which event WCI shall notify the Shareholder at least 24 hours before such disclosure or announcement is expected to be made.

         6.4 BROKERS AND FINDERS FEES. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

         6.5 TAXES. WCI shall reasonably cooperate, at the expense of the Shareholder, with the Shareholder with respect to any matters involving the Shareholder arising out of the Shareholder's ownership of the Corporation prior to the Closing, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, WCI shall safely store, protect and make available to the Shareholder such files, documents, books and records of the Corporation for inspection and copying as may be reasonably requested by the Shareholder and shall cooperate with the Shareholder with respect to retaining information and documents which relate to such matters.

         6.6 SHORT YEAR TAX RETURNS. After the Closing Date, the Shareholder shall prepare at his sole cost and expense, all short year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of the Corporation's fiscal year in which the Closing occurs and ending with the Closing Date. Each such return shall be prepared in a financially responsible and conservative manner and shall be delivered to WCI together with all necessary supporting schedules within 120 days following the Closing Date for its approval (but such approval shall not relieve the Shareholder of his responsibility for the taxes assessed under these returns). The Shareholder shall be responsible for the payment of all taxes shown to be due or that may come to be due on such returns or otherwise relating to the period prior to the Closing Date in excess of the amount of any reserve for taxes included in Effective Date Current Liabilities. The Shareholder shall also be responsible for all taxes arising from the conversion of the Corporation from a cash to accrual basis of reporting whether or not due on such returns or on the first return filed by the Corporation for the period commencing after the Closing Date. At the time of the delivery of the returns, shall contemporaneously deliver to WCI checks payable to the respective taxing authorities in amounts equal to the amount due. WCI shall sign tax returns and cause such returns to be timely filed with the appropriate authorities. The Shareholder shall be entitled to receive all refunds shown on said returns and any such refunds received by the Corporation or WCI shall be remitted to the Shareholder.

         6.7 CERTAIN TAX MATTERS. The Shareholders acknowledge that WCI may make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. The Shareholders agree that WCI, in its discretion, may make such election; provided, however, that such election shall be made no later than the due date for such election. If such election is made by WCI:

                 (a)      WCI shall be authorized to complete Form 8023-A;

                 (b) The Shareholders shall sign such completed Form 8023-A at the Closing; and

                 (c) WCI and the Shareholders shall agree upon the allocation of the Purchase Price among the assets (including intangible assets) of the Corporation.

                 (d) If WCI does make its election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, WCI shall reimburse the Shareholders and the Corporation for any additional taxes, penalties, interest and costs of preparation of amended income tax returns incurred due to such election resulting from the recapture of depreciation previously taken on various assets of the Corporation at ordinary income instead of capital gain rates. Such reimbursement shall be in a sum computed by a simultaneous equation computing the additional tax owed by stockholders, as well as the tax on the payment of that sum.

         6.8     RESERVED.

         6.9 TITLE INSURANCE. The Shareholder shall arrange for an irrevocable commitment from a title insurance company reasonably acceptable to WCI to issue, within three business days after the Closing Date, a CLTA Owner's Policy of title insurance for the Corporate Property, in an amount as shall be reasonably agreed upon by the Shareholder and WCI, insuring fee simple title to the Corporate Property in the Corporation, subject only to current real property taxes and assessments, standard printed conditions and exceptions, and such title exceptions as shall have been accepted in writing by WCI, and containing such endorsements as WCI may reasonably require. The cost of such title insurance shall be paid one-half by the Shareholder and one-half by WCI.

         6.10 GENERAL RELEASE BY SHAREHOLDER. The Shareholder hereby fully releases and discharges the Corporation and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which the Shareholder now has or may hereafter have against the Corporation and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except (a) as may be described in written contracts disclosed in Schedule 6.10 and expressly described and specifically excepted from this release in Schedule 6.10, (b) compensation as an employee of the Corporation for current periods expressly described and excepted from such release on schedule 6.10, and (c) for the obligations of the Corporation arising after the Closing Date under this Agreement.

Specifically, but not by way of limitation, the Shareholder waives any right of indemnification, contribution or other recourse against the Corporation which he now has or may hereafter have against the Corporation with respect to representations, warranties or covenants made in this Agreement by the Corporation.

                 The Shareholder hereby waives and relinquishes all rights and benefits afforded by South Dakota Codified Laws ("SDCL") 20-7- 11, which states as follows:

                 "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS TO WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

The Shareholder understands and acknowledges the significance and consequence of this waiver of SDCL 20-7-11 and nevertheless elects to, and does, release those claims described in this Section 6.10, known or unknown, that he may have now or in the future arising out of or relating to any event arising on or prior to the date of this Agreement, except to the extent there exists insurance coverage.

7.       INDEMNIFICATION

         7.1 INDEMNITY BY THE SHAREHOLDER. The Shareholder, subject to the limitations set forth in Section 7.2, covenants and agrees that he and she will indemnify and hold harmless WCI, the Corporation and their respective directors, officers and agents and their respective successors and assigns (collectively the "WCI INDEMNITEES"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any "Environmental Site Losses" (as such term is hereinafter defined) identified by a WCI Indemnitee in a Claims Notice (as defined in Section 7.4(a)), or asserted by a WCI Indemnitee in litigation commenced against the Shareholder provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the expiration of the applicable statute of limitations (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "7.1 INDEMNITY EVENTS"):

                 (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Shareholder or the Corporation pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCI pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, WCI relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

                 (b) The design, development, construction or operation of any Facility or any other "Environmental Site" as hereinafter defined, or the installation or operation of a UST during any period on or prior to the Closing Date, in excess of the amount of liability with respect thereto, if any, set forth on Part II of Schedule 3.8. As used in this Agreement, "ENVIRONMENTAL SITE" shall mean any Facility, any UST and any other waste storage, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by the Corporation or by any predecessor thereof on or prior to the Closing Date. As used in this Agreement, "ENVIRONMENTAL SITE LOSSES" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Facility, any UST or any other Environmental Site, including, but not limited to (x) any actual or alleged violation of any law or regulation respecting the protection of the environment, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (y) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "Release" (as defined below) of pollutants (including odors) or Hazardous Substances from any Facility, any UST or any other Environmental Site resulting from activities thereat, whether such Release is into the air, water (including groundwater) or land and whether such Release arose before, during or after the Closing Date. The term "RELEASE" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment. Notwithstanding anything in this paragraph to the contrary, it is specifically understood and agreed that a Release composed solely of Hazardous Substances contained in household waste lawfully disposed of in a landfill during the time the Corporation owned and/or operated such landfill does not constitute an Environmental Site Loss.

                 (c)      All matters on Schedule 3.8 - Part II.

                 (d) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

         7.2     LIMITATIONS ON SHAREHOLDER'S INDEMNITIES.

                 (a) Subject to the provisions of 7.2(b) hereof, the obligations of the Shareholder to indemnify the WCI Indemnitees as provided in
Section 7.1 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all 7.1 Indemnity Events exceed $50,000 (the "GENERAL DEDUCTIBLE AMOUNT"); provided, that the amount of any obligation of indemnity arising pursuant to Section 7.1(a) with respect to any representation, warranty or covenant contained in Sections 3.1 through 3.5, 3.12(c), 3.18, 3.22 and 6.6 hereof and pursuant to Section 7.1(c) shall not be subject to the General Deductible Amount.

                 (b) The maximum amount which WCI can recover as a result of one or more 7.1 Indemnity Events shall not exceed:

                          (i) seventy-five percent (75%) of the Purchase Price (as adjusted pursuant to Section 1.2(a) hereof) if the 7.1 Indemnity Event occurs during the time period from the Closing Date to, and including, the first anniversary of the Closing Date;

                          (ii) sixty-five percent (65%) of the Purchase Price (as adjusted pursuant to Section 1.2(a) hereof) if the 7.1 Indemnity Event occurs during the time period from the first anniversary of the Closing Date to, and including, the second anniversary of the Closing Date; and

                          (iii) sixty percent (60%) of the Purchase Price (as adjusted pursuant to Section 1.2(a) hereof) if the Indemnity Event occurs during the time period from the second anniversary of the Closing Date to the third anniversary of the Closing Date.

                 (c) WCI shall use reasonable efforts to pursue any insurance coverage it may have with respect to any matter resulting in a 7.1 Indemnity Event and shall apply any insurance recoveries it receives in connection with any 7.1 Indemnity Event towards its recovery from the Shareholder for such 7.1 Indemnity Event. Nothing herein shall require WCI from pursuing any such insurance coverage prior to pursuing any claim against the Shareholder.

         7.3 INDEMNITY BY WCI. WCI, subject to the limitations set forth in Section 7.4, covenants and agrees that it will indemnify and hold harmless the Shareholder and their respective successors and assigns (collectively the "SHAREHOLDER INDEMNITEES"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any Environmental Site Losses identified by a Shareholder Indemnitee in a Claims Notice, or asserted by a Shareholder Indemnitee in litigation commenced against WCI provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the expiration of the applicable statute of limitations (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "7.3 INDEMNITY EVENTS"):

                 (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of WCI pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to the Shareholder pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, the Shareholder relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

                 (b) The design, development, construction or operation of any Facility or any other Environmental Site, or the installation or operation of a UST during any period after the Closing Date, in excess of the amount of liability with respect thereto, if any, set forth on
         Part II of Schedule 3.8; provided, however, that WCI shall have no obligation to indemnify any Shareholder Indemnitee under this section
         7.3 if a 7.3 Indemnity Event is caused in whole or in part by a 7.1 Indemnity Event.

                 (c) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

         7.4     LIMITATIONS ON WCI'S INDEMNITIES.

                 (a) Subject to the provisions of 7.4(b) hereof, the obligations of WCI to indemnify the Shareholder Indemnitees as provided in
Section 7.3 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all 7.1 Indemnity Events exceed the General Deductible Amount.

                 (b) The maximum amount which the Shareholder can recover as a result of one or more 7.3 Indemnity Events shall not exceed:

                          (i) eighty percent (80%) of the Purchase Price (as adjusted pursuant to Section 1.2(a) hereof) if the 7.3 Indemnity Event occurs during the time period from the Closing Date to, and including, the first anniversary of the Closing Date;

                          (ii) seventy percent (70%) of the Purchase Price (as adjusted pursuant to Section 1.2(a) hereof) if the 7.3 Indemnity Event occurs during the time period from the first anniversary of the Closing Date to, and including, the second anniversary of the Closing Date; and

                          (iii) sixty-five percent (65%) of the Purchase Price (as adjusted pursuant to Section 1.2(a) hereof) if the Indemnity Event occurs during the time period from the second anniversary of the Closing Date to the third anniversary of the Closing Date.

         7.5     NOTICE OF INDEMNITY CLAIM.

                 (a) In the event that any claim ("CLAIM") is hereafter asserted against or arises with respect to any WCI or Shareholder Indemnitee (as applicable, an "Indemnitee") as to which such Indemnitee may be entitled to indemnification hereunder, the Indemnitee shall notify the Shareholder (as applicable collectively, the "INDEMNIFYING PARTY") in writing thereof (the "CLAIMS NOTICE") within 20 days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

                 (b) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the Indemnitee with respect to such action. The Indemnitee may participate, at the Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party.
Without the written approval of the Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

                 (c) If, within thirty (30) days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.3(b) and elected to defend the Claim, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within thirty (30) days after demand therefor, reimburse the Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

                 (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or his defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

                 (e) In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel the Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

         7.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "REPRESENTATIONS AND WARRANTIES") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein, including WCI's reliance on its knowledge of events pursuant to its due diligence review of the Corporation.

         7.7 NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF. The Shareholder waives any right to require any WCI Indemnitee to (i) proceed against the Corporation; (ii) proceed against any other person; or (iii) pursue any other remedy whatsoever in the power of any WCI Indemnitee. WCI may, but shall not be obligated to, set off against any and all payments due the Shareholder any amount to which any WCI Indemnitee is entitled to be indemnified hereunder with respect to any 7.1 Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Shareholder or his successors.

8.       OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDER AND WCI

         8.1 RESTRICTIVE COVENANTS. As to the Corporation, the Shareholder and his Affiliates acknowledge that (i) WCI, as the purchaser of the Corporation's Stock, is and will be engaged in the same business as the Corporation (the "BUSINESS"); (ii) the Shareholder and his Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the States of

South Dakota, Wyoming and Montana and WCI intends to continue the Business in South Dakota and Washington and intends, by acquisition or otherwise, to expand the Business into other geographic areas of South Dakota, Wyoming and Montana where it is not presently conducted; (iv) the Shareholder and his Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholder and his Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 8 will not impair such ability. The Shareholder covenants and agrees as set forth in (a), (b) and (c) below with respect to the Corporation:

                 (a) NON-COMPETE. For a period commencing on the Closing Date and terminating five years thereafter (the "RESTRICTED PERIOD"), neither the Shareholder nor any of his Affiliates shall, anywhere in the Cities of Spearfish, Lead, Belle Fourche, Deadwood, Newell and Whitewood, South Dakota; the Counties of Lawrence, Perkins, Meade, Butte, Harding, Pennington and Custer, South Dakota, the Counties of Campbell, Crook and Westin, Wyoming, or Carter County, Montana, where WCI or one of its subsidiaries owns or operates a business similar to the Business (the "RESTRICTED COUNTIES"), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity, (i) engage in the operation of a solid waste collection, transporting, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; (iii) as owner or lessor of real estate or personal property, rent to lease any facility, equipment or other assets to any business engaged in the same business as the Corporation; or (iv) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that the Shareholder may (x) retain all salvage rights currently possessed by the Corporation in connection with the operation of any rubble site; and (y) own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of the Shareholder is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholder does not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business.

                 (b) CONFIDENTIAL INFORMATION. During the Restricted Period and thereafter, the Shareholder and his Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("CONFIDENTIAL INFORMATION"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholder or (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business.

                 (c) PROPERTY OF THE BUSINESS. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholder or the Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporation) maintained by any attorneys for the Corporation or the Shareholder prior to the Closing, are and shall be the property of WCI and have been delivered or will be delivered or made available to WCI at the Closing. The Shareholder has the right on reasonable request to inspect and copy during normal business hours any of such property relating to the Business.

                 (d) NON-SOLICITATION. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, the Shareholder and his Affiliates shall not solicit any employees of the Corporation to leave the employ of the Corporation and join the Shareholder or any Affiliate in any business endeavor owned or pursued by the Shareholder.

                 (e) NO DISPARAGEMENT. From and after the Closing Date, the Shareholder shall not, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate WCI or any of its subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholder from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, the Shareholder shall not, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company. This paragraph does not apply to the extent that testimony is required by legal process, provided that WCI has received not less than five days' prior written notice of such proposed testimony.

         8.2 RIGHTS AND REMEDIES UPON BREACH. If the Shareholder or any Affiliate breaches, or threatens to commit a breach of, any of the provisions of Section 8.1 herein (the "RESTRICTIVE COVENANTS"), WCI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to WCI at law or in equity:

                 (a) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and that money damages would not provide an adequate remedy to WCI. Accordingly, in addition to any other rights or remedies, WCI shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholder from any violation thereof.

                 (b) ACCOUNTING. The right and remedy to require the Shareholder to account for and pay over to WCI all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholder as the result of any transactions constituting a breach of the Restrictive Covenants.

                 (c) SEVERABILITY OF COVENANTS. The Shareholder acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                 (d) BLUE-PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

                 (e) ENFORCEABILITY IN JURISDICTION. WCI and the Shareholder intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of WCI and the Shareholder that such determination not bar or in any way affect WCI's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.       GENERAL

         9.1 ADDITIONAL CONVEYANCES. Following the Closing, the Shareholder and WCI shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as WCI or the Shareholder may reasonably request for the purpose of carrying out this Agreement. The Shareholder and WCI and/or the Corporation will cooperate with one another on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

         9.2 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCI and the heirs, legal representatives or assigns of the Shareholder; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

         9.3 PUBLIC ANNOUNCEMENTS. Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein prior to the Closing Date without the prior consent of the other parties hereto.

         9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         9.5 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

         If to the Shareholder:   at his address set forth on Schedule 3.2

                With a copy to:   Thomas E. Brady, P.C.
                                  Post Office Box 726
                                  Spearfish, South Dakota 97783-0726
                     Facsimile:   (605) 642-1480

                     If to WCI:   Waste Connections, Inc.
                                  2260 Douglas Boulevard, Suite 280
                                  Roseville, California 95661

                                  Attention:   Ronald J. Mittelstaedt
                                  Facsimile:       (916) 772-2920

                With a copy to:   Robert D. Evans, Esq.
                                  Shartsis, Friese & Ginsburg LLP

                                  One Maritime Plaza, 18th Floor
                                  San Francisco, California 94111
                                  Facsimile:       (415) 421-2922


         9.6 ATTORNEYS' FEES. In the event of any dispute or controversy between WCI on the one hand and the Corporation or the Shareholder on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

         9.7 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota without regard to its conflict of laws provisions.

         9.8 PAYMENT OF FEES AND EXPENSES. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholder, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation).

         9.9 INCORPORATION BY REFERENCE. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

         9.10 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

         9.11 NUMBER AND GENDER OF WORDS; CORPORATION. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

         9.12 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between the Corporation, the Shareholder and WCI and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Corporation, the Shareholder and WCI acting through its officers, thereunto duly authorized by its Board of Directors.

         9.13 WAIVER. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

         9.14 CONSTRUCTION. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "BUSINESS DAY" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in South Dakota or California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

10.      GLOSSARY

         The definitions of the terms used below can be found at the Section indicated:

               Term                                          Section
               ----                                          -------
               Affiliate                                     Section 3.11
               Balance Sheet Date                            Section 3.7
               Business                                      Section 8.1
               business day                                  Section 9.14
               Claim                                         Section 7.3
               Claims Notice                                 Section 7.3(a)
               Closing                                       Section 2
               Closing Date                                  Section 2
               Closing Date Debt                             Section 3.22(a)
               Closing Date Current Assets                   Section 3.22(b)
               Closing Date Current Liabilities              Section 3.22(b)
               Collection Franchises                         Section 3.10(a)
               Confidential Information                      Section 8.1(b)
               Corporate Property                            Section 3.12(b)
               Corporation                                   Parties
               Corporation Debt                              Section 1.2(c)
               Corporation's Stock                           Second Recital
               Environmental Laws                            Section 3.24
               Environmental Site                            Section 7.1(b)
               Environmental Site Losses                     Section 7.1
               Environmental Site Losses                     Section 7.1(b)
               Ewing                                         Parties
               ERISA                                         Section 3.17(a)
               Excluded Assets                               Section 1.5
               Facility                                      Section 3.10(c)
               Facilities                                    Section 3.10(c)
               Facility Property                             Section 3.10(c)(iii)
               Facility Surveys/Site Plans                   Section 3.10(c)(iii)
               Financial Statements                          Section 3.7
               General Deductible Amount                     Section 7.2(a)
               Governmental Permits                          Section 3.10(a)
               Hazardous Material                            Section 3.24(e)
               Hazardous Waste                               Section 3.24(e)
               Indemnifying Party                            Section 7.3(a)
               7.1 Indemnity Events                          Section 7.1
               7.3 Indemnity Events                          Section 7.3
               knowledge                                     Section 3.36
               Laws

               Note                                          Section 1.2(b)
               Permitted Liens                               Section 3.12(c)
               Purchase Price                                Section 1.1
               RCRA                                          Section 3.24(a)
               Recipient                                     Section 3.17(c)
               Records, Notifications and Reports            Section 3.10(b)
               Release                                       Section 7.1(b)
               Representations and Warranties                Section 7.4
               Restricted Counties                           Section 8.1(a)
               Restricted Period                             Section 8.1(a)
               Restrictive Covenants                         Section 8.2
               Required Governmental Consents                Section 3.10(a)
               SEC                                           Section 3.38(g)
               Shareholder                                   Parties
               Shareholder Debt                              Section 1.2(c)
               Shareholder Indemnitees                       Section 7.3
               UST                                           Section 3.26
               WCI Indemnitees                               Section 7.1
               WCI                                           Parties

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.


                                 WCI:  WASTE CONNECTIONS, INC.


                                       By: ___________________________________
                                           Ronald J. Mittelstaedt
                                           Chief Executive Officer & President


                     THE CORPORATION:  SUNSHINE SANITATION, INCORPORATED


                                       By: ___________________________________
                                           Robert E. Ewing
                                           President


                     THE SHAREHOLDER:

                                       _______________________________________
                                       Robert E. Ewing


                                       _______________________________________
                                       Sherry D. Ewing

                                TABLE OF CONTENTS


                                                                                                            Page
                                                                                                            ----
1.       PURCHASE OF CORPORATION'S STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.1     Shares to be Purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.3     Allocation of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         1.4     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

2.       CLOSING TIME AND PLACE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

3.       REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SHAREHOLDER  . . . . . . . . . . . . .     3
         3.1     Organization, Standing and Qualification . . . . . . . . . . . . . . . . . . . . . . . .     3
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         3.3     All Stock Being Acquired . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         3.4     Authority for Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         3.5     No Breach or Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         3.6     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         3.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         3.8     Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         3.9     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         3.10    Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         3.11    Certain Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         3.12    Fixed Assets and Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         3.13    Acquisition/Disposal of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         3.14    Contracts and Agreements; Adverse Restrictions . . . . . . . . . . . . . . . . . . . . .     9
         3.15    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         3.16    Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         3.17    Benefit Plans and Union Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         3.18    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         3.19    Copies Complete; Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.20    Customers, Billings, Current Receipts and Receivables  . . . . . . . . . . . . . . . . .    12
         3.21    No Change With Respect to the Corporation  . . . . . . . . . . . . . . . . . . . . . . .    12
         3.22    Closing Date Debt; Closing Date Current Assets and Closing Date Current Liabilities  . .    14
         3.23    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         3.24    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         3.25    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         3.26    Underground Storage Tanks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         3.27    Patents, Trademarks, Trade Names, etc. . . . . . . . . . . . . . . . . . . . . . . . . .    17
         3.28    Assets, etc., Necessary to Business  . . . . . . . . . . . . . . . . . . . . . . . . . .    17

         3.29    Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.30    Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.31    Absence of Certain Business Practices  . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.32    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.33    Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.34    No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.35    Accurate and Complete Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.36    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.37    Brokers; Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

4.       REPRESENTATIONS AND WARRANTIES OF WCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         4.1     Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         4.2     No Contractual Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         4.3     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         4.4     No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         4.5     Brokers; Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         4.6     Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.       CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         5.1     WCI Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         5.2     Shareholder Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

6.       ADDITIONAL COVENANTS OF WCI, THE CORPORATION AND THE SHAREHOLDER . . . . . . . . . . . . . . . .    21
         6.1     Release of Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         6.2     Release of Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         6.3     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         6.4     Brokers and Finders Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         6.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         6.6     Short Year Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         6.7     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         6.8      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         6.9      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         6.10    General Release by Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

7.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.1     Indemnity by the Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         7.2     Limitations on Shareholder's Indemnities . . . . . . . . . . . . . . . . . . . . . . . .    26
         7.3     Indemnity by WCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         7.4     Limitations on WCI's Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         7.5     Notice of Indemnity Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

         7.6     Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . . .    29
         7.7     No Exhaustion of Remedies or Subrogation; Right of Set Off . . . . . . . . . . . . . . .    29

8.       OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDER AND WCI  . . . . . . . . . . . . . . . . . . . .    29
         8.1     Restrictive Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
         8.2     Rights and Remedies Upon Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

9.       GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         9.1     Additional Conveyances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         9.2     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         9.3     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         9.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         9.5     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         9.6     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         9.7     Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         9.8     Payment of Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         9.9     Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         9.10    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         9.11    Number and Gender of Words; Corporation  . . . . . . . . . . . . . . . . . . . . . . . .    34
         9.12    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         9.13    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         9.14    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

10.      GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35





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